Exhibit 99.1

Schering-Plough Product Pipeline
Worldwide Prescription Products

Schering-Plough Corporation
2000 Galloping Hill Road	August 2004
Kenilworth, NJ 07033-0530

Phase II

Adenosine 2a Receptor Antagonist
Parkinson’s Disease

▶	CCR5 Receptor Antagonist
HIV Infection

SARASAR
Leukemia
Variety of Solid Tumors

TEMODAR
Variety of Tumors

Phase III

CLARINEX-D 12 Hour Seasonal Allergic Rhinitis

CLARITIN/Singulair [2] Seasonal Allergic Rhinitis

▶	Garenoxacin Variety of Gram-Positive/Gram-Negative Bacterial Infections

INTEGRILIN
▶	Early Acute Coronary Syndrome

NASONEX
▶	Rhinosinusitis

PEG-INTRON Malignant Melanoma

Posaconazole
▶	Prophylaxis

REMICADE [1] Psoriasis Ulcerative Colitis

TEMODAR
▶	First-Line Glioblastoma Multiforme

NDA/BLA/PLA/HRD Filed

ASMANEX (DPI) Asthma
▶	Chronic Obstructive Pulmonary Disease (COPD)

▶	CLARINEX-D 24 Hour Seasonal Allergic Rhinitis

CLARINEX Syrup Chronic Urticaria Seasonal Allergic Rhinitis

NASONEX
▶	Polyposis

▶	Posaconazole Serious Fungal Infections

REMICADE [1]
▶	Psoriatic Arthritis

▶ Phase advance     ▶ Indication advance     1 International rights only     2 J.V. with Merck

Product Name	Market Size	Indications	U.S. Status	International Status
Adenosine 2a Receptor Antagonist Oral formulation	Prevalence in major world markets – 1.3 million Global market – $2.0 billion	Treatment of Parkinson’s disease	Phase II	Phase II

ASMANEX Anti-inflammatory steroid Oral inhaler	Oral inhaled steroid market: U.S. market – $1.0 billion Int’l market – $1.9 billion	Dry powder inhaler (DPI) – Asthma – COPD	Approvable 10/99 Phase III	Launched in UK 1/03 Filed in EU

CCR5 Receptor Antagonist Oral formulation	Market projections premature	Treatment of HIV infection	Phase II	Phase II

CLARINEX Nonsedating antihistamine Oral formulation	Oral antihistamine market: U.S. market – $4.6 billion Int’l market – $2.5 billion	Treatment of allergies: – CLARINEX Syrup – CLARINEX-D 24 Hour – CLARINEX-D 12 Hour	Approvable 10/01 NDA filed 4/04 Phase III	HRD approved 4/02 Filing not planned Phase III

CLARITIN/Singulair Nonsedating antihistamine leukotriene inhibitor Oral formulation	U.S. allergy market – $6.9 billion	Dual-action approach to treating allergies – Seasonal allergic rhinitis	J.V. with MRK Phase III/Evaluating clinical program	U.S. only

Garenoxacin Quinolone antibiotic Oral, injectable formulations	Worldwide antibiotic market – $25.5 billion	Treatment of a variety of gram-positive/gram-negative bacterial infections	Phase III	Phase III

INTEGRILIN Glycoprotein IIb/IIIa platelet aggregation inhibitor Injectable formulation	Total U.S. patients with ACS – 550 million	Treatment of early acute coronary syndrome (ACS)	Phase III	Primarily U.S. rights

Product Name	Market Size	Indications	U.S. Status	International Status
NASONEX Anti-inflammatory steroid Nasal inhaler	Nasal inhaled steroid market: U.S. market – $2.3 billion Int’l market – $726 million	Treatment of allergies: – Polyposis – Rhinosinusitis	NDA filed 2/04 Phase III	Phase III Phase III

PEG-INTRON Long-acting antiviral/biological response modifier Injectable formulation	Worldwide interferon market – in excess of $1 billion	Cancer indications: – Malignant melanoma	Phase III	Phase III

Posaconazole Triazole antifungal Oral formulation	Worldwide antifungal market – in excess of $4.0 billion	– Treatment of serious fungal infections – Prophylactic treatment of serious fungal infections	NDA filed 5/04 Phase III	Filed in EU Phase III

REMICADE Monoclonal antibody Injectable formulation	Prevalence in int’l markets: Rheumatoid arthritis – 4 million Psoriasis – 6.3 million Psoriatic arthritis – 650,000 Ulcerative colitis – 200,000	Treatment of inflammatory diseases: – Psoriatic arthritis – Psoriasis – Ulcerative colitis	International only	CHMP recomm. app. 7/04 Phase III Phase III

SARASAR Farnesyl transferase inhibitor Oral formulation	Market projections premature	Treatment of cancer: – Leukemia – Variety of solid tumors	Phase II Phase II	Phase II Phase II

TEMODAR Cytotoxic chemotherapeutic agent Oral formulation	Alkylating agent market: U.S. market – $192 million Int’l market – $141 million	– First-line glioblastoma multiforme – Treatment of a variety of tumors	Phase III Early Phase	Phase III Early Phase

Pipeline Updates / August 2004

Phase II
Pure Anti-Estrogen

In light of changing research and development priorities, a decision was made to seek outside partners for the future development of a pure anti-estrogen. Post-menopausal studies in Phase II had been on hold pending the outcome of FDA guidance on hormone replacement therapy products. This agent will no longer appear on the company’s Product Pipeline.

CCR5 Receptor Antagonist for HIV infection has advanced to Phase II on the Product Pipeline.

Phase III
ASMANEX (MDI)

Development of the ASMANEX MDI formulation in Phase III has been discontinued. This formulation will no longer appear on the company’s Product Pipeline.

Garenoxacin

In June, Schering-Plough signed a definitive license agreement with Toyama Chemical Co. Ltd. for garenoxacin, Toyama’s proprietary quinolone antibacterial agent in late-stage development. As previously disclosed, the company is proceeding with its review of the product dossier and implementation of technology transfer steps, and expects to be in a position to file a U.S. NDA by late 2005.

The following compounds or indications have advanced to Phase III on the Product Pipeline: INTEGRILIN for early acute coronary syndrome, Posaconazole for prophylactic treatment of serious fungal infections and TEMODAR for first-line glioblastoma multiforme.

NDA/HRD Filed

U.S. regulatory submissions have been accepted as filed for the following compounds: CLARINEX-D 24 Hour for seasonal allergic rhinitis, NASONEX for polyposis and Posaconazole for serious fungal infections.

International regulatory submissions have been accepted as filed for the following compounds: REMICADE for psoriatic arthritis, ASMANEX DPI for COPD and Posaconazole for serious fungal infections.

Note:

As part of the current Phase II program for the Adenosine 2a Receptor Antagonist in Parkinson’s disease, the company is reviewing several back up compounds to determine whether they offer a better profile than the original compound.

CLARINEX-D 12 Hour is listed in Phase III on the Product Pipeline. As previously reported, based on an analysis of an October 2001 “approvable” letter, SGP has determined that it intends to reformulate the product and seek approval for a new version with improved stability.

Recent Approvals

VYTORIN2 (ezetimibe/simvastatin)
Cholesterol lowering [U.S. 7/04, Germany, Mexico 4/04]

REMICADE1
Early rheumatoid arthritis [EU 6/04]

REMICADE1
Maintenance of fistulizing Crohn’s disease [EU 10/03]

PEG-INTRON REDIPEN
Hepatitis C [U.S. 10/03]

REBETOL oral solution
Pediatric use [U.S. 7/03]

REMICADE1
Ankylosing spondylitis [EU 5/03]

CAELYX1
Metastatic breast cancer [EU 1/03]

1 International rights only       2 J.V. with Merck

The SGP Product Pipeline is solely intended to provide to investors general information regarding Schering-Plough products in development and, for this reason, the information is not represented to be complete. Due to market factors and the nature of the development and approval process, the information – including the status of these products – is subject to change.

“International Status” does not necessarily imply that the company will be marketing the compound in all major countries.

The trademarks indicated by CAPITAL LETTERS are the property of, licensed to, promoted or distributed by Schering-Plough, its subsidiaries or related companies.